Exhibit 10.1
TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is entered into and made effective as of April 29, 2022 (the “Effective Date”), between OPKO Health, Inc., a Delaware corporation (“Provider”), and GeneDx LLC, a Delaware limited liability company (together with its Affiliates, “Recipient”). Capitalized terms used but not defined herein will have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the parties and/or their Affiliates have entered into that certain Agreement and Plan of Merger and Reorganization dated as of January 14, 2022 (the “Merger Agreement”); and
WHEREAS, pursuant to the Merger Agreement, Recipient and Provider (or their respective Affiliates) agreed that Provider would provide certain Transition Services (as defined below) to Recipient pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and provisions contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.TRANSITION SERVICES.
(a)Scope of Services. Provider will provide or cause its Affiliates to provide to Recipient and its Affiliates designated in writing the transition services set forth on Exhibit A hereto (each, a “Transition Service” and collectively, the “Transition Services”) during the applicable period set forth on Exhibit A (each, a “Transition Period”). To the extent that any service was provided by Provider or any of its Affiliates in connection with the operation of the Business, in each case during the twelve (12) -month period immediately preceding the Agreement Date (the “Reference Period”), and such service is not set forth on Exhibit A as of the date hereof (an “Omitted Service”) but is identified by Recipient during the Term, and Recipient reasonably determines in good faith that it needs such Omitted Service in connection with the operation of the Business, the parties agree that: (i) such Omitted Service shall, after prior written notice from Recipient to Provider, with a mandatory copy to Provider’s legal counsel (an “Omitted Service Notice”), be added to the Transition Services and Exhibit A shall be amended to include such Omitted Service; and (ii) Provider shall provide or cause to be provided such Omitted Service as soon as reasonably practicable but in any event within five (5) days after receipt of the Omitted Service Notice. Any such Omitted Service shall constitute a Transition Service under this Agreement and be subject in all respects to the provisions of this Agreement, as if fully set forth on Exhibit A. The fees for such Omitted Service shall be Provider’s actual, direct cost, without markup, with the intent that such costs are consistent with fair market value principles to comply with the applicable safe harbor regulations under the Medicare and Medicaid anti-kickback statute as set forth in 42 CFR Section 1002.952, and if applicable, consistent with the methodology used to calculate the Fees (as defined in Section 3(a)) for similar Transition Services. The parties agree that any amendment to Exhibit A to add an Omitted Service shall not require a separate signed agreement of the parties; instead, the Omitted Service Notice with respect to such Omitted Service shall include a supplement to Exhibit A indicating the revision, and Exhibit A, as so supplemented, shall be deemed to be part of this Agreement from and after the date thereof. If Provider determines in good faith that the service identified by Recipient in an Omitted Service does not qualify as an Omitted Service under the terms of this Agreement, Provider may object to the Omitted Service Notice by delivering a notice to Recipient that describes in reasonable detail the basis for Provider’s determination that such service does not qualify as an Omitted Service as defined hereunder (such notice, an “Omitted Service Objection Notice”) on or prior to the tenth (10th) day immediately following Provider’s receipt of such Omitted Service Notice. If Provider shall have timely delivered to Recipient an Omitted Service Objection Notice, then Recipient and Provider shall promptly negotiate in good faith to resolve the objection set forth in such Omitted Service Objection Notice. Recipient may designate in a writing delivered to Provider any of Recipient’s Affiliates and/or third-party contractors to receive and/or otherwise interact with Provider with respect to any one or more of the Transition Services provided by Provider. To the extent that an Affiliate of Provider is providing the applicable Transition Services, “Provider”

with respect to such Transition Services means the Affiliate of Provider performing the Transition Services and Provider shall cause its Affiliate to provide such Transition Services.
(b)If Provider or any of its Affiliates receives payment of a receivable that should have been paid to the Company Group, Provider shall notify Recipient and deliver such payment to Recipient reasonably promptly following the receipt thereof. Recipient may direct all relevant trade debtors to make payment on such receivables to Recipient’s specified address and/or account.
(c)Provider shall provide, or cause to be provided, to Recipient and the Surviving Entity, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours, to its and its Affiliates’ employees (without unreasonable disruption of employment) and to such books, records, documents, and files in the possession or under the control of Provider or its Affiliates that Recipient or the Surviving Entity reasonably needs (i) to comply with reporting, disclosure, filing or other similar requirements imposed on Recipient, the Surviving Entity or their respective Affiliates under applicable Laws by a Governmental Authority having jurisdiction over Recipient, the Surviving Entity or its Affiliates, (ii) for purposes of billing and payment tracking concerning the Business, or (iii) in connection with any Proceeding related to the Business; provided that Provider shall not be required to provide access to or disclose information under this Section 1(c) where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and may redact information regarding itself or its Subsidiaries or otherwise not relating to the Business, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the parties shall take all reasonable measures to permit the compliance with the obligations set forth in this Section 1(c) in a manner that avoids any such harm or consequence.
(d)Except as otherwise provided herein, Provider shall, and shall cause its Affiliates to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business, Seller Contracts, the Company Group and Transition Services (the “Books and Records”) in their respective possession or control for a reasonable period of time, as set forth in their regular document retention policies, as such may be amended from time to time, as may be required by Law, but in any event at least until the first anniversary of the expiration or termination of this Agreement and the Transition Services. Prior to any destruction or disposal of any Books and Records (i) Provider shall provide no less than thirty (30) days prior written notice to Recipient of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if Recipient shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to Recipient, Provider shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by Recipient, at Recipient’s sole expense.
(e)[Reserved].
(f)[Reserved].
(g)Provider shall, at its sole cost and expense:
    (i) with respect to Company IT Assets that are owned by Seller or its Affiliates or any party other than the Company Group, transfer, on Closing Date, ownership, and within sixty (60) days following Closing Date, possession of such Company IT Assets to Recipient or its designee;
    (ii) with respect to Company IT Assets that are not owned by Seller, e.g., leased or licensed to Seller or its Affiliates, within ninety (90) days following Closing Date, Recipient shall provide written notice to Provider specifying for each of such Company IT Assets whether Recipient does or does not desire to continue using such Company IT Asset after the end of the Transition Period. With respect to those Company IT Assets for which Recipient provides notice that it desires to continue using such Company IT Asset after the end of the Transition Period, Provider shall use commercially reasonable efforts to either: (A) obtain the Consents, novations or amendments that are necessary under the Seller Contracts that are applicable with respect to such Company IT Assets to transfer to Recipient or its designee the portion of such Seller Contracts for such Company IT Assets, or (B) in cooperation with Recipient, obtain a separate new Contract with respect to such Company IT Assets in the name of

Recipient or its designee, or (C) in cooperation with Recipient, implement arrangements (including subleasing, sublicensing or subcontracting) to provide to Recipient or its designee the underlying rights and benefits under the Seller Contracts pertaining to such Company IT Assets, and for Recipient or its designee to assume all obligations thereunder applicable with respect to Recipients use of such Company IT Assets, in the case of each of (ii)(A), (ii)(B) and (ii)(C), on substantially similar terms as the portion of the Seller Contracts with respect thereto;
    (iii) use commercially reasonable efforts to obtain, during the Transition Period, Consents related to the change in control of the Company Group that are necessary under any Contracts that are applicable with respect to Company Licensed IP that have not been obtained prior to Closing and continue such efforts in the event such Consents have not been obtained within such period; and
    (iv) on Closing Date, transfer to Recipient or its designee all equipment listed in Exhibit B.
    Provider represents and warrants that Exhibit C sets forth a complete list of all Company IT Assets that are owned by, leased or licensed to Seller or its Affiliates including all Company IT Assets that have been identified as of the Effective Date, listing for each such Company IT Asset the corresponding Contracts with respect to the Company Licensed IP that have been identified as of the Effective Date to require Consents with respect to the Transactions due to a change of control, assignment of a Contract, or otherwise, such Exhibit C being subject to further supplementation during the Transition Period in the event that additional Company IT Assets or Contracts are identified after the Effective Date, it being understood that Provider shall complete such Exhibit C by the end of the Transition Period. Provider shall deliver to Recipient all such Contracts within thirty (30) days following the Effective Date, and in the event of any supplementation, at least ninety (90) days prior to the end of the applicable Transition Period.
(h)Prior to the expiration or termination of this Agreement (or in the event a Transition Service is terminated earlier, with respect to such Transition Service, prior to the termination of such Transition Service), Provider shall transfer to Recipient or its designee (i) all data, know-how and other forms of technology owned by Seller or its Affiliates, and (ii) subject to (for Company Data and confidential information collected and Processed by the Company Group in the Business of the Company Group) obtaining any necessary Consents, substitutions, novations or amendments required under the applicable Seller Contract for same, all data, know-how and other forms of technology forming part of the Company Licensed IP, in the case of each of (i) and (ii) above, that are necessary for the conduct of the Business as conducted as of the Closing or the activities otherwise contemplated to be performed under this Agreement (“Technology Transfer”). At least ninety (90) days prior to the expiration or termination of this Agreement (or in the event a Transition Service is terminated earlier, with respect to such Transition Service, at least ninety (90) days prior to the termination of such Transition Service), Provider and Recipient shall jointly prepare an exit services plan for each Transition Service, which plan shall be set forth in a separate Transitional Service Level Agreement mutually agreeable to Provider and Recipient. Fees and costs associated with such exit services, together with any out-of-pocket expenses and applicable Taxes, shall be borne by Provider.
(i)Standard of Service. Provider shall perform or cause to be performed all Transition Services in good faith, using at least the same level of quality and degree of care as used by it in performing such services for the Business during the Reference Period, but in no event less than a reasonable level, quality and degree of care, in each case subject to any specific standards or service levels set forth on Exhibit A. Provider shall provide, or cause to be provided the Transition Services, and shall direct the Third Party Providers to provide the Transition Services, in all material respects in accordance with all applicable Laws (including specifically all applicable Health Care Laws and Privacy Laws), using substantially the same degree of skill, quality and care utilized by Provider in performing such activities for the Business during the Reference Period. Provider will assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services in accordance with the standards set forth in this Agreement; provided, that, Provider shall not be responsible for delays caused by Recipient’s failure to perform the functions outlined as Recipient’s responsibility under Exhibit A in a timely manner, nor shall Provider have any responsibility for the failure of the Transition Services to comply with applicable Laws due to Recipient’s failure to comply with such Laws or Recipient’s failure to notify Provider of relevant facts or circumstances known to Recipient which are reasonably required for Provider in order to comply with applicable Laws in the provision of the Transition Services.

2.COOPERATION.
(a)Cooperation. The parties will use reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Subject to the terms and conditions set forth herein, such cooperation will include exchanging information and providing necessary access to people, equipment and systems, and using good faith efforts to mitigate problems with the work environment interfering with the performance of the Transition Services required hereunder. Subject to compliance with applicable Privacy Laws and other applicable Laws as well as Provider’s and/or Provider’s Affiliates’ information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources), confidentiality requirements, privacy policies and other published policies as in effect from time to time and, in each case as to such policies, as made available to Recipient, Provider shall provide, or cause to be provided, to Recipient access to Provider’s and/or its Affiliates’ or, subject to obtaining the required Consents listed in Exhibit D from the applicable Third Party Providers (provided that Provider shall use its commercially reasonable efforts to obtain such Consents) and compliance with such Third Party Provider’s information security, acceptable use and/or other requirements, any Third Party Provider’s intranet or other computer software, computer networks, hardware, technology or computer-based resources (including third-Person services, e-mail and access to computer networks, database and equipment), in each case, made available to Recipient (“Required Technology”) to the extent that access by Provider or its Affiliates was necessary for Provider’s or its Affiliates’ conduct of the Business prior to the Closing and such access by Recipient is reasonably necessary for the receipt of Transition Services hereunder, it being understood that such access shall not be required to be provided to Recipient if receipt of the Transition Services by Recipient can be reasonably accomplished through Provider’s or its Affiliates’ own access to such Required Technology in connection with providing the Transition Services. Provider represents and warrants that Exhibit D sets forth the complete list of all Consents required from Third Party Providers for access to Required Technology. To the extent Provider or any Third Party Provider accesses Recipient’s Confidential Information or Personal Data through Required Technology, they shall comply with Privacy Laws and applicable Laws, Recipient’s corporate information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources), confidentiality requirements, privacy policies and other published policies as in effect from time to time
(b)Access and Confidentiality. While accessing any data processing or communications services or facilities of Recipient, Company Group and Surviving Entity and while on the premises thereof, Provider will, and will cause its Affiliates and its subcontractors to, comply in all material respects with Recipient’s corporate information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources), confidentiality requirements, privacy policies and other published policies as in effect from time to time, and in each case to the extent copies of which and any amendments thereof have been delivered by Recipient to Provider prior to such access.
(c)Administration and Primary Points of Contact. Each of the parties will appoint a representative to serve as the main point of contact for such party for purposes of this Agreement. Each party shall appoint individuals to act as the primary points of operational contact for the administration and operation of each of the Transition Services under this Agreement, as follows:
(i)Each individual appointed by Recipient as the primary point of operational contact with respect to a given Transition Service (a “Recipient Contract Manager”) shall have overall operational responsibility for coordinating, on behalf of Recipient, all activities undertaken by Recipient and any of its designees hereunder with respect to such Transition Service, acting as a day-to-day contact with the corresponding Provider Contract Manager and making available to Provider and any applicable Third Party Provider the data, facilities, resources and other support services from Recipient required for Provider to be able to provide such Transition Service in accordance with the requirements of this Agreement. The initial Recipient Contract Manager for each Transition Service is identified in Exhibit A in the description of such Transition Service. Recipient may change a Recipient Contract Manager from time to time upon written notice to Provider via e-mail with receipt confirmed. Recipient shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.
(ii)Each individual appointed by Provider as the primary point of operational contact with respect to a given Transition Service (a “Provider Contract Manager”) shall have overall operational responsibility for coordinating, on behalf of Provider, all activities undertaken by Provider and any Third Party

Providers hereunder with respect to such Transition Service, including the performance of Provider’s obligations hereunder, the coordinating of the provision of such Transition Service with Recipient and acting as a day-to-day contact with the corresponding Recipient Contract Manager with respect to such Transition Service. The initial Provider Contract Manager for each Transition Service is identified in Exhibit A in the description of such Transition Service. Provider may change a Provider Contract Manager from time to time upon written notice to Recipient via e-mail with receipt confirmed. Provider shall use commercially reasonable efforts to provide at least thirty (30) days prior written notice of any such change.
(iii)Recipient and Provider shall ensure that the applicable Recipient Contract Managers and Provider Contract Managers shall meet in person or telephonically as frequently as necessary or advisable for the performance of the parties’ obligations hereunder.
3.FEES AND PAYMENT.
(a)Fees. As consideration for providing the Transition Services, Recipient will pay to Provider the amount set forth on Exhibit A for each Transition Service (“Fees”) in accordance with the invoicing procedures in Section 3(b). Provider and Recipient acknowledge that Technology Transfer may require incremental resourcing and costs not covered under Fees. Fees for such incremental amounts shall be negotiated in good faith within three (3) months following Closing at Provider’s actual, direct cost, without markup with the intent that such costs are consistent with fair market value principles to comply with the applicable safe harbor regulations under the Medicare and Medicaid anti-kickback statute as set forth in 42 CFR Section 1002.952, and if applicable, consistent with the methodology used to calculate the Fees for similar Transition Services.
(b)Invoicing; Payment. Provider will provide Recipient with accurate monthly invoices that set forth in reasonable detail amounts payable under this Agreement during the applicable calendar month, with such supporting documentation as Recipient may reasonably request. All undisputed Fees will be payable to Provider on a monthly basis within thirty (30) days following Recipient’s receipt of Provider’s accurate monthly invoice. All payments hereunder will be paid in U.S. Dollars and made by wire transfer of immediately available funds to a bank account specified by Provider.
(c)Taxes. The Fees are inclusive of any sales, use, value added, services, consumption, excise and other transaction-based taxes assessed in respect of the Transition Services or the associated Fees. Recipient shall not be liable for any of the Taxes that arise in connection with the Transition Services provided under this Agreement and all such Taxes shall be the financial responsibility of Provider, except taxes of Recipient or its Affiliates measured by net income. For the avoidance of doubt, Provider shall be liable for any sales, use or value added Taxes that are owed by any person, including Recipient, in connection with the sale of goods and/or services under this Agreement. In respect of any such sales, use or value added Taxes, Provider shall issue correct invoices to Recipient that comply with local value added Tax, use Tax and sales Tax requirements if and when applicable. Recipient may provide Provider a valid exemption certificate in which case Provider shall not collect the Taxes covered by such certificate. If any Taxes are required to be withheld on any amounts payable by Recipient to Provider, Recipient may deduct such Taxes from the amounts otherwise owing to Provider and pay them to the appropriate taxing authority and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Provider. Recipient shall use commercially reasonable efforts to cooperate with and assist Provider in obtaining tax certificates or other appropriate documentation evidencing such payment, provided that the responsibility for such documentation shall remain with Provider.
(d)Responsibility for Wages and Fees. For such time as any employees of Provider or any of its Affiliates are providing Transition Services to Recipient under this Agreement, (i) such employees will be employees of Provider (or, as applicable, its Affiliate), and shall not be deemed to be employees of Recipient for any purpose; and (ii) Provider (or, as applicable, its Affiliate) shall be solely responsible for the payment and provision of all wages, bonuses, and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.
(e)Audit.
(i)Books and Records. During the Term (as defined below) and for a period of one (1) year thereafter, Provider will maintain complete and accurate books and records with respect to the invoices generated pursuant to Section 3(b). Recipient will have the right, upon no less than thirty (30) days prior written notice to

Provider, to audit these records during Provider’s normal business hours, to verify the invoices. If, upon performing such audit, it is determined that Provider has overcharged Recipient by an amount greater than five percent (5%) of the payments due to Provider under this Agreement in the period being audited, then Provider will reimburse Recipient for all reasonable out-of-pocket expenses and costs of such audit in addition to its obligation to make full payment under Section 3(b).
(ii)IT Systems. During the Term and for a period of twelve (12) months thereafter, the Provider shall allow access to Recipient, third party service providers, external auditors, or independent external inspectors engaged by Recipient, after consultation with Recipient to agree on a time and date (but in any case within fifteen (15) days from Recipient’s request for such audit), to:
(1)its systems and facilities or part thereof at which or from where Recipient is receiving the IT & Cybersecurity services described in Exhibit A (“IT Services”);
(2)interview personnel;
(3)its policies, procedures, processes and controls; and
(4)its data and records;
relating to the IT Services (including any Omitted Service that is an IT Service) for the purpose of performing audits and inspections to verify and examine compliance with the terms of this Agreement; and the cause of any breach of this Agreement (including obligations relating to security); provided that any external auditor and inspectors will comply with Provider’s reasonable requirements regarding security and confidentiality and that such activities will not materially disturb or hinder Provider’s business and activities. The costs and expenses of Recipient incurred in the audit shall be for the account of Provider in the event the audit reveals that Provider has not complied with any material obligation under this Agreement. Promptly after the issuance of any audit report or findings, Provider shall upon Recipient’s request meet with Recipient to review the audit report and findings. Provider shall undertake reasonable remedial action to promptly address and resolve any deficiencies, concerns and/or recommendations arising out of any audit or inspection. Such action shall be at Provider’s expense to the extent the need for remedial action is attributable to Provider.
4.TERM AND TERMINATION.
(a)Term. Unless earlier terminated, this Agreement is effective beginning on the Effective Date and will remain in effect until termination or expiration of the last to expire Transition Period (the “Term”).
(b)Termination for Convenience. Unless otherwise set forth on Exhibit A, Recipient may terminate any or all Transition Service(s), or portion thereof, upon ten (10) days’ written notice to Provider, without further liability or cost to Provider, except that Recipient shall pay, as provided under Section 3, the fees and expenses incurred prior to the effective date of such termination in accordance with Exhibit A.
(c)Termination for Cause. Either party may terminate this Agreement in the event that the other party materially breaches this Agreement and such material breach remains uncured for thirty (30) days following receipt of written notice of such breach by the non-breaching party.
(d)Termination of Services. With respect to any Transition Service, Recipient may terminate or reduce the frequency or amount of such Transition Service, in whole or in part, for any reason or no reason upon providing at least ten (10) days’ prior, written notice to Provider, with no further liability.
(e)Extension of Transition Services. Upon expiration of the applicable Transition Period, this Agreement will automatically renew for the additional period specified in Exhibit A for the applicable Transition Services or an additional three (3) month period, whichever is greater, with respect to the service subject to such Transition Period, unless Recipient gives notice to Provider of its intent not to extend at least ten (10) days before the expiration of that Transition Period. The Transition Services so performed by Provider after the original Transition Period shall continue to constitute Transition Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

(f)Effect of Termination. Sections 1(b)-1(f), 3, 4(f), 6(a), 6(c), 7, 8 and 9 will survive any expiration or termination of this Agreement. In connection with the termination of any Transition Service, the provisions of this Agreement not relating solely to such terminated Transition Service shall survive any such termination in accordance with the terms hereof.
5.COMPLIANCE.
(a)Legal Restrictions. Provider and Recipient will comply in all material respects with all applicable Laws, including but not limited to Privacy Laws, that govern the performance of their respective obligations under this Agreement. Provider and Recipient will maintain commercially reasonable administrative, physical and technical safeguards designed to protect the security, confidentiality and integrity of Protected Health Information and Personal Data and protect Protected Health Information and Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.
(b)Each of Provider and Recipient acknowledges that, in carrying out its obligations under this Agreement, it and its respective employees, affiliates, agents or representatives may access electronic media records and individually identifiable health information maintained by the other party or its patients or customers (the “Protected Health Information”). The parties further acknowledge each party will comply with HIPAA and that each party’s access of the other party’s Protected Health Information may necessitate that the parties enter into a “business associate contract” (as described in 45 C.F.R. § 164.504(e)) as required pursuant to HIPAA (whether as a business associate or as a sub-contractor to a business associate). In such event, the parties agree that such business associate contracts will be in substantially the forms attached as Exhibits F and G to this Agreement. Unless addressed separately in such business associate contract(s), each party agrees to promptly notify the other party in the event of any destruction, loss, alteration, unauthorized disclosure or unauthorized access to Protected Health Information of patients of such other party, and the parties will work cooperatively and in good faith to mitigate any damages, claims or liability arising from such an incident. Except for services that are provided under the applicable business associate contract, no employee, agent or representative of a party will be permitted to have access to any electronic system of the other party that stores Protected Health Information.
6.INTELLECTUAL PROPERTY.
(a)No Transfer. Subject to Sections 6(b) and 6(c), this Agreement and the performance of the Transition Services hereunder will not affect, or result in the transfer of, any rights in or to or the ownership of any Intellectual Property or other rights of either party. Neither party will gain any rights of ownership of any Intellectual Property or other property owned by the other party by virtue of this Agreement or the provision of the Transition Services hereunder, by implication, estoppel or otherwise; provided that any assets, rights, records or other work product created or conveyed in connection with, or pursuant to, the Transition Services or based on Recipient Confidential Information, and all Intellectual Property therein and thereto shall, as between Provider and Recipient, be the sole and exclusive property of Recipient and not Provider.
(b)Recipient License. Recipient hereby grants to Provider, during the Term, a non-exclusive, worldwide, non-transferable, fully paid-up, royalty-free license, under all Intellectual Property owned or controlled by Recipient, solely for the purpose of Provider providing the Transition Services in accordance with the terms of this Agreement.
(c)Provider License. The parties shall as soon as reasonably practicable and within sixty (60) days after the Effective Date or such additional period as may be agreed to by the parties, determine what Intellectual Property owned by Provider or its Affiliates, and what Intellectual Property licensed to Provider or its Affiliates is required to receive and use the Transition Services. Notwithstanding the forgoing, Provider, on behalf of itself and its Affiliates, hereby grants and shall grant to Recipient, during the Term, a non-exclusive, worldwide, non-transferable, fully paid-up and royalty-free license under all Intellectual Property owned by Provider and/or its Affiliates, and, subject to obtaining any necessary Consents listed in Exhibit E that are required under the Contracts applicable with respect to same (provided that Provider shall use its commercially reasonable efforts to obtain such Consents), all Intellectual Property licensed to Provider and/or its Affiliates, to the extent required to receive and use the Transition Services during the Transition Period. In the event that the provision of the Transition Services will include creation and provision by Provider to Recipient of any software, deliverable or other work of authorship (each, a “Deliverable”) that includes any Intellectual Property owned by or licensed to Provider or its Affiliates for continued use by Recipient after the Transition Period, the parties shall first determine by mutual written agreement the scope and duration of the license granted to Recipient with respect to such Intellectual Property for use of such Deliverable and Provider shall identify and use its commercially reasonable efforts to obtain any required third party consents or approvals required with respect to any such Intellectual Property licensed to Provider or its Affiliates for use of such Deliverable. Provider represents and warrants that Exhibit E sets forth the complete list of all Consents required under the Contracts applicable with respect to such Intellectual Property licensed to the Provider that is described in this Section 6(c) that have been identified as of the Effective Date, subject to supplementation during the applicable Transition Period, including with respect to licenses needed for the continued use of Deliverables, it being understood that Provider shall complete such Exhibit E by the end of the Transition Period.
7.CONFIDENTIALITY.
(a)Each party, shall, and shall cause their respective employees, contractors and representatives to maintain in strict confidence, treat as confidential, and shall not disclose to any third party the other party’s Confidential Information and shall safeguard such Confidential Information by using the same degree of care it uses or used to prevent the unauthorized use, dissemination or disclosure of such Confidential Information or information, knowledge and data of similar significance, but no less than a reasonable standard of care. “Confidential Information” means any and all information (including information regarding the other party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, systems, know-how or any other proprietary or confidential information, however recorded or preserved, whether written or oral) obtained from the other party or its Affiliates in connection with or pursuant to this Agreement or, in the case of Recipient’s information, relating to the Business, Company Products, Company Group, Surviving Entity or Recipient. Confidential Information obtained from a party or its Affiliates in connection with or pursuant to this Agreement shall be such party’s Confidential Information, provided that Confidential Information relating to the Business, Company Products, Company Group, Surviving Entity or Recipient shall, as between Provider and its Affiliates and any subcontractors performing hereunder and Recipient, be Recipient’s Confidential Information. Each party shall use Confidential Information of the other party only for the purposes of fulfilling its obligations under this Agreement, and in the case of Recipient, for purposes of receiving the benefit of and exercising its rights hereunder, and for no other purpose (the “Purpose”). Neither party shall disclose any of the other party’s Confidential Information to any third party other than employees and contractors who have a bona fide need to receive such Confidential Information for the Purpose and are bound by written confidentiality agreements no less protective of the other party’s Confidential Information than this Agreement. Each of the parties hereto shall instruct its authorized representatives having access to such information of the obligations in this Section 7(a).
(b)The foregoing requirements of Section 7(a) shall not apply to information to the extent that (i) any such information is or becomes generally available to the public other than through an act of any other party or any of its representatives; or (ii) any such information that is obtained by a party hereto from a third party that is not known by such party to be subject to confidentiality obligations in favor of the other party. In the event that any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, Governmental Authority or an Order of a Governmental Authority to be disclosed, the party required to disclose such information shall provide notice to the other party to the extent such notice is not prohibited by applicable Law, and the party required to disclose such information may then disclose such information; provided that such party shall (A) use commercially reasonable efforts to obtain, at the request and expense of the party whose Confidential Information is affected, a protective order or other assurance that confidential treatment will be accorded to such information required to be disclosed and (B) disclose only such portion of the Confidential Information as is strictly required by Law.
(c)Each party agrees, upon written request therefor to promptly return or destroy (at its option) all Confidential Information of the requesting party and to certify to the requesting party completion of such return or destruction, as applicable, in writing, except that each party may retain a copy of the other party’s Confidential Information if necessary for its record-keeping purposes or compliance with applicable Law, subject to continued compliance with the confidentiality and non-use obligations of this Agreement. Notwithstanding the foregoing, upon the termination of this Agreement, the parties shall cooperate, and Provider shall use commercially reasonable efforts to cause any Third-Party Providers and representatives to cooperate, to support any transfer (to the extent not previously transferred) to Recipient of any Confidential Information relating to the Business or Company Products not previously transferred to Recipient through the Transition Services.

8.REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
(a)Representations.
(i)Each party represents and warrants to the other party that it has the power and authority to enter into and perform its obligations under this Agreement and has taken all actions necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.
(ii)Provider represents and warrants that neither Provider nor its Affiliate BioReference Health, LLC or their respective directors, officers, managing employees and agents (as any of those terms are defined in 42 C.F.R. § 1001.1001) nor any person providing Transition Services hereunder (i) is the subject of any pending or threatened investigation by the FDA under the FDA Fraud Policy, (ii) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its Application Integrity Policy “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (iii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under a Governmental Program; (iv) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, disqualification, debarment, deregistration, exclusion, or suspension from participation in any Governmental Program, under 42 U.S.C. Section 1320a-7b or 1320a-7, under 21 U.S.C. Section 335a or any similar Law; (v) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (vi) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (vii) to the Knowledge of the Provider, is the target or subject of any current or potential investigation relating to any Governmental Program-related offense; or (viii) has been debarred or is subject to debarment pursuant to Section 306 of the FDCA. In the event Provider becomes aware of any breach of the foregoing representation and warranty, it shall promptly, but in no event later than five (5) Business Days after first becoming aware, notify Recipient of such breach and immediately exclude any affected persons from performing Transition Services hereunder.
(b)Provider will indemnify, defend, and hold harmless Recipient, its officers, directors, employees, and agents from and against any and all losses, damages, liabilities, costs, and expenses (including but not limited to reasonable attorneys’ fees) arising out of or related to any third party claim, suit, demand, cause of action or proceeding (“Claim”) that is based on, arises or results from gross negligence, fraud, intentional misconduct in Provider’s, its Affiliates’ or their respective subcontractors’ performance of Provider’s obligations hereunder, or infringement of Intellectual Property rights of a third party in or resulting from the Provider’s or its Affiliates’ or other subcontractors’ provision of the Transition Services (including any Deliverables (as defined below) provided hereunder); any breach of security by or regarding Provider, its Affiliates, or their respective subcontractors hereunder leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Protected Health Information or Personal Data, it being understood that for purposes of this clause, “subcontractors,” does not include any parties that are solely third party software licensors or vendors providing solely software as a service services or data center services or other services listed in the first page of Exhibit A, provided that Provider shall use diligent efforts to exercise any remedies available to it under its and its Affiliates’ agreements with such vendors or make insurance claims under the applicable policies, in each case for the benefit of Recipient; Provider’s negligence or willful misconduct related to Protected Health Information or Personal Data, or breach of this Agreement or the business associate contract entered into pursuant to Section 5(b); or arising out of or related to the performance of the obligations under any Seller Contract or portion of Seller Contract prior to transfer thereof to Recipient; except in each case if such Claim is based on, arises or results from Recipient’s breach of this Agreement or Acquirer’s breach of the Merger Agreement, including without limitation any representation or warranty made by it thereunder, and except in each case if such Claim is indemnifiable by Recipient under Section 8(c).
(c)Recipient will indemnify, defend and hold harmless Provider, its officers, directors, employees and agents from and against any Claim that is based on, arises or results from gross negligence, fraud, intentional misconduct in the Recipient’s, its Affiliates’ or their respective subcontractors’ performance of Recipient’s obligations hereunder; infringement of Intellectual Property rights of a third party in or resulting from the Recipient’s, its Affiliates’ or their respective subcontractors’ performance of services hereunder (other than based on Recipient’s use of Intellectual Property licensed by Provider to Recipient hereunder in compliance with this Agreement or use of Company Intellectual Property to the extent and in the manner used by the Company Group in connection with the Business as conducted by the Company Group as of Closing); any breach of security by or regarding Recipient, its Affiliates, or their respective subcontractors leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Protected Health Information or Personal Data after the Effective Date, it being understood that for purposes of this clause, “subcontractors,” does not include any parties that are solely third party software licensors or vendors providing solely software as a service services or data center services or other services listed in the first page of Exhibit A, provided that Recipient shall use diligent efforts to exercise any remedies available to it under its and its Affiliates’ agreements with such vendors or make insurance claims under the applicable policies, in each case for the benefit of Provider; Recipient’s negligence or willful misconduct related to Protected Health Information or Personal Data not attributable to events or circumstances of the Company Group occurring prior to the Effective Date, or breach of this Agreement or the business associate agreement entered into pursuant to Section 5(b), or arising out of or related to the performance of the obligations under any Seller Contract or portion of Seller Contract transferred to Recipient or its designee after such transfer or any new Contract entered into by Recipient or its designee to replace such Seller Contract with respect to Company IT Assets or Company Licensed IP; except in each case if such Claim is based on, arises or results from Provider’s breach of this Agreement or the Merger Agreement, including without limitation any representation or warranty thereunder, and except in each case if such Claim is indemnifiable by Provider under Section 8(b).
(d)In the event of any Claim relating to the indemnification obligations above, the party to be indemnified (the “Indemnified Party”) will notify the indemnifying party (the “Indemnifying Party”) in writing of the Claim; provided, that the failure of the Indemnified Party to undertake such actions shall not relieve the Indemnifying Party of any obligation it may have to indemnify, except and only to the extent that the Indemnifying Party’s ability to fulfill such obligation has been actually and materially prejudiced thereby. The Indemnified Party shall permit the Indemnifying Party to answer and defend the Claim. If the Indemnifying Party, within a reasonable time after receipt of such notice, should fail to assume full responsibility for the Claim, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of the Claim on behalf of the Indemnifying Party at the Indemnifying Party’s expense. If the Indemnifying Party undertakes the defense of the Claim, the Indemnified Party shall provide the Indemnifying Party, at the Indemnifying Party’s expense, with all assistance, information, and authority reasonably required for the defense and settlement of the Claim and the Indemnifying Party shall permit the Indemnified Party to participate in its own defense with its own counsel at its own expense. If the Indemnified Party elects to participate in its own defense, the Indemnifying Party shall consider in good faith the views of the Indemnified Party and its counsel and keep the Indemnified Party and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to such Claims. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle any Claims against the Indemnified Party if such settlement or compromise (i) involves a finding or admission of wrongdoing by the Indemnified Party, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Claim, or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified and held harmless hereunder.
9.GENERAL.
(a)Assignment. Neither party may assign or transfer this Agreement, by operation of law or otherwise, without the other party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any attempt to assign or transfer this Agreement without such consent will be void. Subject to the foregoing, this Agreement is binding upon and will inure to the benefit of each of the parties and their respective successors and permitted assigns.
(b)Subcontracting. Provider shall not subcontract the provision of the Transition Services, except that Provider may continue to use those existing subcontractors engaged to provide services forming part of the Transition Services prior to Closing. Any new additional subcontractors (other than vendors that are licensors of software or software as a service services) shall be subject to Recipient’s prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned) and shall be required to agree in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement, provided that Provider may use its Affiliates as subcontractors in the provision of the Transition Services as it deems appropriate, to the extent that each applicable Affiliate agrees in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement. Provider remains responsible for each subcontractor’s and each of its applicable Affiliate’s performance as a subcontractor hereunder and compliance with the terms of this Agreement. Each Person that is not a party hereto and that Provider causes to provide to Recipient a Transition Service in accordance with the terms hereof (but only in such Person’s capacity as the provider of such Transition Service hereunder, and not in such Person’s capacity as a service provider to Recipient under any other agreement between such Person and Recipient) shall be a “Third Party Provider” hereunder.
(c)No Third-Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or will be construed to confer upon or give to any other person or entity, other than the parties and their Affiliates, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.
(d)Non-Exclusive Remedies. Except as expressly set forth in this Agreement, the exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.
(e)Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, that provision will be enforced to the maximum extent permitted by law, given the fundamental intentions of the parties, and the remaining provisions of this Agreement will remain in full force and effect.
(f)Waiver. Either party’s failure to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver.
(g)Notice. Except as otherwise provided in this Agreement, all notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be delivered to the intended recipient party by e-mail and overnight courier to the address indicated below for such party:
    If to Provider:        OPKO Health, Inc.
                4400 Biscayne Blvd.
                Miami, FL 33137
                Email: [_]
                Attn: Steven D. Rubin
                 Camielle Green, Associate General Counsel

With a copy to:    BioReference Health, LLC
                481 Edward H. Ross Drive
                Elmwood Park, NJ
                Email: [_]
                Attn: Jane Pine Wood, Chief Legal Counsel

    If to Recipient:    GeneDx, LLC
                c/o Sema4 Holdings Corp.
                333 Ludlow Street, North Tower, 8th Floor
                Stamford, CT 06902
                Email: [_]
                Attn: General Counsel
Each party may change its address for notices by providing written notice thereof in accordance with this subsection. Notices shall be effective upon delivery by e-mail.
(h)Merger Agreement. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Merger Agreement or constitute a waiver or release by Recipient or Provider of any liabilities, obligations, or commitments imposed upon them by the terms of the Merger Agreement, including the representations, warranties, covenants, agreements and other provisions of the Merger Agreement. In the event of any conflict between the provisions of this Agreement (including the exhibit(s) hereto) and the provisions of the Merger Agreement, on the other hand, the Merger Agreement will control.
(i)Priority. In the event any of the terms or conditions of the main body of this Agreement conflict with any of the terms or conditions of any exhibit attached hereto, the terms or conditions of the main body of this Agreement will control and prevail over such terms or conditions of the exhibit, as the case may be, but only to the extent of such conflict.
(j)Entire Agreement. This Agreement, including its exhibits, together with the Merger Agreement, Confidentiality Agreement and other Transaction Documents, is the complete and exclusive agreement between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, communications, understandings and negotiations, both written and oral, between the parties with respect to its subject matter. Except as set forth in Section 1(a) hereof, this Agreement may be amended or modified only by a written document executed by duly authorized representatives of the parties.
(k)Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
(l)Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws that would lead to the application of the laws of another jurisdiction. Any Proceeding under this Agreement will be brought exclusively in the federal or state courts located in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware) and the parties irrevocably consent to the exclusive personal jurisdiction and venue therein. Each party hereby irrevocably waives all right to trial by jury in any legal proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby, or the actions of the parties in the negotiation, administration, performance, and enforcement hereof.
(m)Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Transition Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), the disputing party shall deliver a notice setting forth the basis for the dispute in reasonable detail to the other party. The parties agree that the applicable Provider Contract Manager and the applicable Recipient legal team member shall negotiate in good faith in an attempt to resolve such Dispute amicably. If the Dispute has not been resolved to the mutual satisfaction of the parties within thirty (30) days after the initial notice of the Dispute has been given (or such longer period as the parties may agree), then, Provider’s business leader designee on behalf of Provider and Recipient’s business leader designee on behalf of Recipient shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional twenty (20) days (or such longer period as such parties may agree). If at the end of such time such persons are unable to resolve such Dispute amicably, the parties may pursue any other rights, remedies or actions that may be available to them under this Agreement or at law.
(n)Specific Performance. The parties agree that a breach or threatened breach of this Agreement or failure to perform the provisions of this Agreement in accordance with their specific terms could cause irreparable harm, for which the award of damages might not be adequate compensation. Accordingly, each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek equitable relief to prevent breaches or threatened breaches of this Agreement, or to enforce specifically the terms hereof, in addition to any other right or remedy to which it is entitled to at law, in equity or otherwise. In furtherance of the foregoing, each party hereby waives, to the maximum extent permitted by applicable Law, (i) any and all defenses to any action for specific performance or other equitable relief hereunder, including any defense based on the claim that any remedy at law would be adequate, and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Transition Services Agreement to be duly executed and delivered as of the dates set forth below.
RECIPIENT:    PROVIDER:
GeneDx, LLC    OPKO Health, Inc.
By: /s/ Kevin Feeley        By: /s/ Steven D. Rubin
Name: Kevin Feeley        Name: Steven D. Rubin
Title: Vice President, Chief Financial Officer        Title: Executive Vice President, Administration
Date: April 29, 2022        Date: April 29, 2022